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                                                                     EXHIBIT 4.9

                       FORM OF CERTIFICATE OF DESIGNATION
                      % SERIES A CUMULATIVE PREFERRED STOCK
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                           CERTIFICATE OF DESIGNATION

                       % SERIES A CUMULATIVE PREFERRED STOCK

                                       OF

                      UNION TEXAS PETROLEUM HOLDINGS, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     Union Texas Petroleum Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does by its Vice President and Chief Financial Officer and under its corporate seal hereby certify as follows:

     FIRST: That pursuant to the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Company as presently in effect (the "Charter"), the shares of stock which the Company may issue are as follows:

          "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Fifteen Million (215,000,000), of which Fifteen Million (15,000,000) shares shall be Preferred Stock of the par value one cent ($.01) per share and Two Hundred Million (200,000,000) shares shall be Common Stock of the par value of five cents ($.05) per share."

     SECOND: That the Board of Directors (the "Board") of the Company has the authority to issue preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares of any series of preferred stock so established and the number of shares constituting any series of preferred stock without any further actions by shareholders of the Company.

     THIRD: That pursuant to the authority so vested in the Board by the Charter, the Board duly adopted the following resolutions (the "Resolutions"):

          RESOLVED, that pursuant to the authority conferred upon the Board by the Company's Restated Certificate of Incorporation, as amended (the "Charter"), the Board does hereby authorize the issuance of one or more series of Preferred Stock, consisting of shares of the presently authorized but unissued shares of Preferred Stock, in such amount as shall not exceed the authorized number of shares of Preferred Stock pursuant to the terms of the Charter (the "Authorized Preferred Stock");

          RESOLVED, that the Pricing Committee is hereby authorized and empowered, for and on behalf of the Company, to determine, establish and approve . . . the designations, powers, preferences and rights of the shares of one or more series of Authorized Preferred Stock, and the qualifications, limitations or restrictions thereon, such terms to be consistent in all respects with the provisions of the Charter and these resolutions, including, without limitation, to determine the amount, designation and denomination of such Authorized Preferred Stock to be issued . . . and the dividend rights, participation rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and other terms of such Authorized Preferred Stock."

     FOURTH: That pursuant to the authority so vested in the Pricing Committee by the Resolutions, the Pricing Committee duly adopted the following resolution:

          "RESOLVED, that a series of the class of Authorized Preferred Stock, $.01 par value per share, of the Company be hereby created, and that the designation and amount thereof and the preferences and

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     relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restriction thereof are as follows:

                                   SECTION 1

                                  DESIGNATION

     The shares of such series shall be designated as the "     % Series A
Cumulative Preferred Stock" (the "Series A Preferred Stock") and the number of
shares constituting such series shall be           , which number may be
increased or decreased by the Board of Directors or the Pricing Committee without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

                                   SECTION 2

                                      RANK

     The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (i) senior to all classes or series of common stock of the Company, and to all equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. The term "equity securities" does not include any convertible debt securities, which could rank senior to the Series A Preferred Stock prior to conversion of such debt securities.

                                   SECTION 3

                                   DIVIDENDS

     Holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for the payment of dividends, cumulative cash
dividends at the rate of      % of the liquidation preference per share of
Series A Preferred Stock (equivalent to $          per annum per share of Series
A Preferred Stock). Such dividends shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on the last day of each March, June, September and December, or, if such date is not a business day, the succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series A Preferred Stock, if declared, will be paid on
               , 1998. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be prohibited by law.

     Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such

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dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of Series A Preferred Stock will not bear interest and holders of shares of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above.

     Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

     No full dividends shall be declared or paid or set apart for payment on any capital stock of the Company ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of any class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the affairs of the Company ("Junior Stock") for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than a dividend in shares of any Junior Stock) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the common stock, any other capital stock of the Company ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the affairs of the Company ("Parity Stock") or Junior Stock nor shall any shares of common stock, Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Company, except by conversion into or exchange for other Junior Stock.

     If, prior to 18 months after the date of the original issuance of the Series A Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that change the percentage of the dividends received deduction for certain corporations (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of Series A Preferred Stock for dividend payments made on or after the date of enactment of such change shall be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent and above rounded up):

                                 1-.35 (1-.70)
                               ------------------
                                 1-.35 (1-DRP)

     For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series A Preferred Stock, then such

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amendment will not result in the adjustment provided for pursuant to the DRD
Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon a specific exemption in the legislation amending the DRP or upon a public pronouncement of the IRS addressing such legislation. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

     Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the "Post-Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such Dividend Payment Date, shall be payable, out of funds legally available therefore, (if declared) to holders of Series A Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

     Notwithstanding the foregoing, no adjustments in the dividends payable by the Company shall be made, and no Post-Declaration Date Dividends shall be payable by the Company, in respect of the enactment of any amendments to the Code 18 months or more after the date of original issuance of the Series A Preferred Stock that changes the Dividend Received Percentage.

     In the event that the amount of dividends payable per share of the Series A Preferred Stock is adjusted pursuant to the DRD Formula and/or any Post-Declaration Date Dividends are to be paid, the Company will give notice of such adjustment, and, if applicable, of any Post-Declaration Date Dividends to the holders of Series A Preferred Stock.

     In the event that the Dividends Received Percentage is reduced to 50% or less, the Company may, at its option, redeem the Series A Preferred Stock in whole but not in part as described below.

                                   SECTION 4

                                   REDEMPTION

     The Series A Preferred Stock is not redeemable prior to March   , 2008,
except under certain limited circumstances as described below. On and after
March   , 2008, the Company, at its option upon not less than 30 nor more than
60 days' written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $100.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not declared) thereon, if any, to the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor. The redemption price shall be paid out of any assets of the Company including, without limitation, proceeds of other capital stock of the Company, which may include shares of other series of preferred stock. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depositary shares, interests, participation or other ownership interests (however designated) and any other rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

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     Notwithstanding the preceding paragraph, if, at any time while the Series A
Preferred Stock is outstanding, an enactment of an amendment to the Code results in a reduction of the Dividends Received Percentage to 50% or less (whether or not any dividend adjusted pursuant to the DRD Formula or any Post-Declaration Date Dividend is then payable as described above), the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Series A Preferred Stock provided that, within 60 days of the date on which an amendment to the Code is enacted which changes the Dividends Received Percentage to 50% or less, the Company sends notice to holders of the Series A Preferred Stock of such redemption. Any redemption of the Series A Preferred Stock pursuant to this paragraph will take place on the date specified in the notice, which date shall not be less than 30 nor more than 60 days from the date such notice is sent to holders of the Series A Preferred Stock. Any redemption of the Series A
Preferred Stock in accordance with this paragraph shall be on notice as aforesaid at the applicable redemption price set forth in the following table, in each case plus an amount equal to accrued and unpaid dividends (whether or not declared) thereon to the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage, if any. Holders of the Series A Preferred Stock will have no right to require redemption of the Series A Preferred Stock.

                                                                REDEMPTION
REDEMPTION PERIOD                                             PRICE PER SHARE
-----------------                                             ---------------
March   , 1998 to March   , 1999                                  $105.00
March   , 1999 to March   , 2000                                  $104.50
March   , 2000 to March   , 2001                                  $104.00
March   , 2001 to March   , 2002                                  $103.50
March   , 2002 to March   , 2003                                  $103.00
March   , 2003 to March   , 2004                                  $102.50
March   , 2004 to March   , 2005                                  $102.00
March   , 2005 to March   , 2006                                  $101.50
March   , 2006 to March   , 2007                                  $101.00
March   , 2007 to March   , 2008                                  $100.50
      On or after March   , 2008                                  $100.00

     If less than all of the outstanding Series A Preferred Stock is to be redeemed, other than as described in the immediately preceding paragraph, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

     Notwithstanding the foregoing, unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, then (i) no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and (ii) the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for Junior Stock) provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

     Notice of any redemption will be given by publication in a newspaper of general circulation in the Borough of Manhattan, the City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date. A similar notice of redemption furnished by the Company will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. In order to facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to

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be redeemed, and such record date will be not more than 60 days nor less than 30 days prior to the redemption date.

     No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state the following: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the Series A Preferred Stock is to be surrendered for payment of the redemption price; and
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

     If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

                                   SECTION 5

                               REACQUIRED SHARES

     Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and the filing of a proper certificate with the Delaware Secretary of State become authorized but unissued shares of preferred stock, $.01 par value, of the Company and may be reissued as part of another series of preferred stock, $.01 par value, of the Company subject to the conditions or restrictions on issuance set forth herein, in the Charter, in any other Certificate of Designation creating a series of preferred stock or any similar stock or as otherwise required by law.

                                   SECTION 6

                                  LIQUIDATION

     Upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $100.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Stock as to liquidation rights. If, upon any liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company, or proceeds therefrom, distributable among the holders of the shares of the Series A Preferred Stock and any shares of Parity Stock shall be insufficient to pay in full the respective liquidation preferences, plus any accrued and unpaid dividends thereon, of such shares of Series A Preferred Stock and Parity Stock, then such assets, or the proceeds therefrom, shall be distributable among such holders of Series A Preferred Stock and Parity Stock pro rata so that the distributed amounts paid in respect of such Series A Preferred Stock and Parity Stock shall in all cases bear to each other the same ratio that the respective liquidation preferences on the Series A Preferred Stock and the Parity Stock bear to each other. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

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

                                   SECTION 7

                                 VOTING RIGHTS

     Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

     Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Series A Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company at a special meeting called by the holders of record of at least 25% of the Series A Preferred Stock or the holders of any other series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Directors elected by the holders of Series A Preferred Stock may be removed without cause by, and shall not be removed without cause except by, the vote of holders of Series A Preferred Stock and all other series of preferred stock with currently exercisable like voting rights, voting together as a single class without regard to series, at a special meeting called by the holders of record of at least 25% of the Series A Preferred Stock or the holders of any other series of preferred stock with currently exercisable like voting rights or at an annual meeting of shareholders. So long as the rights of the holders of the Series A Preferred Stock to vote for directors continue, any vacancy in such additional director positions may be filled either by the vote of such holders at a meeting held pursuant to the provisions above or by an instrument signed in writing by the remaining additional director and filed with the Company. The term of office of all directors elected by the holders of Series A Preferred Stock shall terminate immediately upon the termination of the right of the holders of preferred stock to vote for directors.

     So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such Series A Preferred Stock voting separately as a class) (i) authorize, create or issue or increase the authorized or issued amount of any series of stock ranking senior to such Series A Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up of the affairs of the Company, or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) repeal, amend or otherwise change the provisions of the Company's Charter or the Certificate of Designation applicable to the Series A Preferred Stock, whether by merger, consolidation or otherwise, (an "Event") so as to materially and adversely affect the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock; provided, however, upon the occurrence of an Event, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock and, provided further, that any increase in the amount of the Authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

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

     Except as expressly stated in this Certificate of Designation or as required by law, the Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A Preferred Stock.

                                   SECTION 8

                                    MATURITY

     The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

                                   SECTION 9

                                 MISCELLANEOUS

     The headings of the various Sections and subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     FIFTH: That said resolution of the Pricing Committee, and the authorization of issuance of the Series A Preferred Stock and the determination thereby of the provisions with respect to dividends and voting rights of Series A Preferred Stock and the rights of holders of Series A Preferred Stock upon liquidation of the Company, were duly made by the Pricing Committee pursuant to authority and in accordance with the Resolutions and Section 141(c) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation
of      % Series A Cumulative Preferred Stock to be duly executed by its Vice
President and Chief Financial Officer this   day of March   , 1998.

                                            UNION TEXAS PETROLEUM
                                              HOLDINGS, INC.

                                            By:
                                            ------------------------------------
                                              Larry D. Kalmbach
                                              Vice President and Chief
                                              Financial Officer

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